                                                                 Exhibit 24.1


                          NEW ENGLAND ELECTRIC SYSTEM
                          --------------------------

Certified Copy of Vote re:
Common Shares
- ----------------------------

  VOTED: That this Company file a registration statement, with the Securities and Exchange Commission under the Securities Act of 1933 for up to 160,000 common shares, said shares to be used as consideration for the acquisition of Nantucket Electric Company; that the officers of the Company or Kirk L. Ramsauer, John G. Cochrane, or Craig
           L. Eaton, as attorney-in-fact for this Company, are severally authorized in the name and on behalf of the members of this Board, to execute and file such a registration statement, and any amendment or amendments thereto as the officer or officers or attorney-in-fact so acting deem advisable.


  I, Frederic E. Greenman, hereby certify that I am Secretary of New England Electric System; that the foregoing is a true copy from the records of votes duly passed at a meeting of the Directors of said Company duly held February 28, 1995, at which meeting a quorum was present and acting throughout; that the First National Bank of Boston, Trustee under an Agreement and Declaration of Trust of New England Electric System dated as of January 2, 1926, as amended, has duly registered the foregoing vote; and that said vote remains in full force and effect without alteration.

  A T T E S T:

                                    s/Frederic E. Greenman


                                               Secretary


Date:  May 31, 1995